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                           FORRESTER RESEARCH, INC.
                          1033 MASSACHUSETTS AVENUE
                        CAMBRIDGE, MASSACHUSETTS 02138



Via EDGAR                                               November 13, 1996
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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re: Forrester Research, Inc. (the "Company") Registration Statement on Form 8-A (No. 000-21433)
                --------------------------------------------------------------


Dear Ladies and Gentlemen:

        The Company requests that the above-referenced registration statement on Form 8-A, relating to the registration of the Company's common stock, $.01 par value, per share under the Securities Exchange Act of 1934, be withdrawn, effective immediately.

        If you have any questions, please feel free to call Ann L. Milner
(617)951-7000 or Jeremiah G. Garvey (617)951-7000 of Ropes & Gray.



                                   Very truly yours,

                                   FORRESTER RESEARCH, INC.


                                   By: /s/ Susan M. Whirty
                                       ----------------------------------------
                                       Susan M. Whirty
                                       Director, Operations and General Counsel